UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ROUSE PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 9, 2014

To our stockholders,

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 9, 2014, at 2:00 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, for the following purposes:

1.	To elect the eight director nominees named in this proxy statement for a term expiring at the 2015 annual meeting of stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve, on an advisory basis, named executive officer compensation;

4.	To approve the Rouse Properties, Inc. Employee Stock Purchase Plan; and

5.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on March 12, 2014 are entitled to notice of, and to vote at, the annual meeting. Stockholders of record may vote their shares by telephone, via the Internet, by signing, dating and mailing a completed proxy card in a postage prepaid envelope, by delivering a completed proxy card at the annual meeting or by voting in person at the annual meeting. Instructions regarding all methods of voting are contained on the proxy card that is included with this proxy statement. If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET OR, IF YOU PREFER, MARK, SIGN AND DATE A PROXY CARD AND RETURN IT IN A POSTAGE PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

Andrew Silberfein
President and Chief Executive Officer
March 28, 2014

Important Notice Regarding Internet Availability of Proxy Materials for the 2014 Annual Meeting to Be Held on May 9, 2014

Our proxy materials relating to our 2014 annual meeting (notice, proxy statement and annual report) are available at www.proxyvote.com.

ROUSE PROPERTIES, INC.
1114 Avenue of the Americas, Suite 2800
New York, New York 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
May 9, 2014

We are pleased to invite you to the annual meeting of stockholders of Rouse Properties, Inc., to be held on Friday, May 9, 2014, at 2:00 p.m. local time, at the offices of Sidley Austin, LLP, 787 Seventh Avenue, New York, New York.

INFORMATION CONCERNING SOLICITATION AND VOTING

These proxy materials are first being distributed on or about March 28, 2014 to stockholders of Rouse Properties, Inc., which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “Rouse Properties” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) on behalf of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, May 9, 2014, at 2:00 p.m. local time, at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York, and any postponement or adjournment thereof.

The U.S. Securities and Exchange Commission (the “SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for obtaining such materials included in the Notice.

Matters to be Considered

At the annual meeting, stockholders will be asked to vote (i) to elect the eight director nominees named in this proxy statement for a term expiring at the 2015 annual meeting of stockholders, (ii) to ratify the selection of our independent registered public accounting firm, (iii) to approve, on an advisory basis, the compensation of our named executive officers and (iv) to approve the Rouse Properties, Inc. Employee Stock Purchase Plan. See the sections of this proxy statement entitled “PROPOSAL 1-ELECTION OF DIRECTORS,” “PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” “PROPOSAL 3-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION” and “PROPOSAL 4-APPROVAL OF THE ROUSE PROPERTIES, INC. EMPLOYEE STOCK PURCHASE PLAN.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the close of business on the record date, which was March 12, 2014, are entitled to notice of, and to vote at, the annual meeting. As of March 12, 2014, there were 57,740,516 shares of common stock outstanding and entitled to vote at the annual meeting, with each share entitled to one vote at the annual meeting.

Information About This Proxy Statement

Why you received these proxy materials. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice relating to these proxy materials or set of proxy materials.

Householding. SEC rules permit us to deliver a single Notice or set of annual meeting materials to an address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one such Notice or set of annual meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of such Notice or annual meeting materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of such Notice or annual meeting materials, please contact Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•	By telephone-Use the toll-free telephone number shown on your Notice or proxy card;

•	Via the Internet-Visit the Internet website indicated on your Notice or proxy card and follow the on-screen instructions;

•	By mail-Sign, date and promptly return a completed proxy card by mail in a postage prepaid envelope; or

•	In person-Deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the Notice and the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the Notice and the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with telephone and electronic access, such as usage charges from telephone companies and Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given on a properly completed proxy and you do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board recommends on such proposal. In addition, if any other matter is properly presented at the 2014 annual meeting, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone Internet proxies will depend on your institution’s voting procedures.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP, but will not be permitted to vote your shares on any of the other items. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be considered “broker non-votes” with respect to such item.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors is required to constitute a quorum to transact business at the annual meeting. Abstentions and broker non-votes will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as directors. The affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee) to elect each nominee named herein as a director. Abstentions and broker non-votes will not be counted as votes cast and will therefore not impact the election of a nominee.

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 3: Approval, on an advisory basis, of named executive officer compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve, on an advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Approval of the Rouse Properties, Inc. Employee Stock Purchase Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the Rouse Properties, Inc. Employee Stock Purchase Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the annual meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the annual meeting, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our directors, officers or other employees for soliciting proxies.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2013, will attend the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 1-ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors: Mr. Jeffrey Blidner, Mr. Richard Clark, Mr. Christopher Haley, Mr. Michael Hegarty, Mr. Brian Kingston, Mr. David Kruth, Mr. Michael Mullen and Mr. Andrew Silberfein. The terms of the directors expire on the date of the 2014 annual meeting of stockholders, subject to the election and qualification of their respective successors.

Each of the eight director nominees listed below is currently a director of the Company. The following biographies describe the business experience of each director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board considered in determining whether to recommend that the director be nominated for election at the 2014 annual meeting.

If elected, each of the nominees is expected to serve for a term expiring at the next annual meeting of stockholders in 2015 and until his successor has been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as directors.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Andrew Silberfein President and Chief Executive Officer
Mr. Silberfein, 49, has served as our President and Chief Executive Officer since January 2, 2012 and has served as a director since January 12, 2012. Mr. Silberfein previously held the position of Executive Vice President-Retail and Finance for Forest City Ratner Companies, a developer, owner and operator of real estate primarily in the New York metropolitan area, where he was employed from 1995 to 2011. Mr. Silberfein was responsible for managing Forest City Ratner Companies’ retail portfolio, consisting of over 5.1 million square feet of existing and under construction shopping centers and malls. Mr. Silberfein also had the overall responsibility for all aspects of Forest City Ratner Companies’ debt and equity financing requirements for its real estate portfolio. Prior to joining Forest City Ratner Companies, from 1989 to 1995, Mr. Silberfein was a Senior Vice President of Sanford Nalitt and Associates, a firm focused on the development of supermarket and discount department store anchored shopping centers along the east coast of the United States. Mr. Silberfein holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from Columbia University School of Business.

Mr. Silberfein’s 24 years of experience in the retail real estate industry, including experience in leasing, financing, development, construction, tenant coordination, acquisitions, dispositions, asset management and marketing have prepared him to make strategic contributions to our Board and to the leadership of our Company.

Jeffrey Blidner
Mr. Blidner, 66, has served as a director since January 12, 2012. Mr. Blidner has served as a Senior Managing Partner of Brookfield Asset Management Inc., a global alternative asset manager with over $175 billion in assets under management and a stockholder of the Company, since 2000. In such capacity, Mr. Blidner is responsible for strategic planning and transaction execution. Mr. Blidner is also the Chief Executive Officer of Brookfield’s Private Funds Group, a position he was appointed to in 2012. He is Chairman of the Board and a director of Brookfield Renewable Energy Partners and a director of Brookfield Asset Management Inc., Brookfield Property Partners and Brookfield Infrastructure Partners. Prior to joining Brookfield in 2000, Mr. Blidner was a senior partner at a Canadian law firm.

Mr. Blidner’s extensive experience in private equity, particularly in the real estate industry, and board service allows him to make key contributions in investment and other strategies to our Board.

Name and present position, if any, with the Company	Age, period served as a director and other business experience

Richard Clark
Mr. Clark, 55, has served as a director since November 1, 2012. Mr. Clark is the Chief Executive Officer of the Brookfield Property Group and Brookfield Property Partners, real estate owners, operators and investors and affiliates of a stockholder of the Company, a position he has held since 2008. Mr. Clark previously held the position of Chief Executive Officer of Brookfield Office Properties, a commercial real estate company and affiliate of a stockholder of the Company, from February 2002 to June 2012, and has been with Brookfield Asset Management Inc.’s Real Estate Group and its predecessors and affiliates since 1984 in various senior roles. Mr. Clark currently serves as Chairman of the Board of Directors of Brookfield Office Properties and is a member of the board of directors of General Growth Properties.

Mr. Clark’s extensive experience in the real estate industry along with his many leadership roles and board service enables him to make strategic contributions to our Board.

Christopher Haley
Mr. Haley, 45, has served as a director since January 12, 2012. Since 2009, Mr. Haley has held the position of Managing Principal of Palladian Realty Capital LLC, a real estate investment banking and advisory company which Mr. Haley founded in that same year. Prior to his position at Palladian Realty Capital LLC, Mr. Haley held various leadership positions at Wells Fargo and several of its various capital markets predecessor companies from 1993 through 2009, most recently serving as Managing Director at Wells Fargo Securities from 2003 through 2009. Such service also included his lead role in the firm’s equity research department focusing on real estate company analysis. Mr. Haley is a lead instructor for SNL Securities’ Financial Statement Analysis for Real Estate/REIT School, a Trustee and Governor of NAIOP’s Research Foundation, a national commercial real estate development association, and a former member of the NAREIT Financial Standards Task Force.

Mr. Haley’s experience in leadership and analytic positions and in the real estate industry enable him to make key contributions on operational, investment and other strategy matters important to our Board.

Michael Hegarty
Mr. Hegarty, 69, has served as a director since November 1, 2012. Mr. Hegarty held the positions of Senior Vice Chairman and Chief Operating Officer of AXA Financial, a financial protection and wealth management company, and President and Chief Operating Officer of Equitable Life Assurance Society of the United States, a wholly owned subsidiary of AXA Financial, from 1998 to 2001. Previously, Mr. Hegarty held the positions of President and Chief Operating Officer of Equitable Life Assurance Society of the United States, a financial protection company and provider of life insurance and a wholly owned subsidiary of AXA Financial, from 1998 to 2001. He was also a member of the boards of AXA Financial, Equitable Life, Alliance Capital and Donaldson Lufkin & Jenrette. From 1995 to 1997, Mr. Hegarty served as Vice Chairman of Chase Manhattan Bank, following his service as Vice Chairman of Chemical Banking Corporation from 1990 to 1995 and as Senior Executive Vice President of Manufacturers Hanover Trust from 1989 to 1990. Overall, Mr. Hegarty’s management responsibilities have covered a broad spectrum of finance, investment and asset management and business operations and technology. Mr. Hegarty currently serves as a trustee of MFS Funds and as a director of Brookfield Office Properties and Capmark Financial Group. Mr. Hegarty is Chairman of the Historic Hudson Valley and the Community Preservation Corporation and a Trustee of the John Simon Guggenheim Memorial Foundation, Iona College, the Elizabeth Seton Pediatric Center and the Marine Corps Association.

Mr. Hegarty's extensive financial expertise allows him to make key contributions to the board on financial, accounting, corporate governance and strategic matters.

Name and present position, if any, with the Company	Age, period served as a director and other business experience
Brian Kingston
Mr. Kingston, 40, has served as a director since May 3, 2013. Mr. Kingston is a Senior Managing Partner of Brookfield Asset Management Inc. and, since December 2012, has been the President and Chief Investment Officer of the Brookfield Property Group. Mr. Kingston has held various senior management positions within Brookfield and its affiliates, including as the Chief Executive Officer of Brookfield Australia from January 2011 to December 2012, the Chief Executive Officer of Prime Infrastructure Holdings Ltd. from March 2010 to December 2010 and the Chief Financial Officer of Brookfield Multiplex from January 2008 to March 2010. Prior to joining Brookfield in 2001, Mr. Kingston worked for Ernst & Young in Audit and Advisory Services. Overall, Mr. Kingston has over 16 years of real estate experience.

Mr. Kingston’s extensive experience in the real estate industry along with his many leadership positions enable him to make key contributions on operational, investment and other strategy matters important to our Board.

David Kruth
Mr. Kruth, 50, has served has a director since January 12, 2012. Mr. Kruth is Managing Partner of Brooklyn/Queens Properties which is focused on the investment and re-development of residential and mixed used properties in Brooklyn and Queens New York. Mr. Kruth was previously Vice President and Senior Portfolio Manager of the Global Real Estate Securities Funds at Goldman Sachs Asset Management from 2005 through 2011 where he presided over an eight-person global investment team. Prior to Goldman Sachs, Mr. Kruth was a Portfolio Manager and Senior Analyst at both Citigroup Property Investors and Alliance Capital Management for eight years, where he was responsible for investing in REITs and other publicly traded real estate companies in the US and internationally. Mr. Kruth began his career in 1988 at the Yarmouth Group (later known as Lend Lease) where he made direct property investments in the US, Europe and Asia. He founded the firm’s entity level investment platform that invested in private and public REITs. Mr. Kruth graduated from Ithaca College Magna Cum Laude with a Bachelor of Science degree in Economics and is a CFA charter holder.

Mr. Kruth’s extensive professional accounting and financial expertise, including with respect to the real estate industry, allow him to make key contributions to the board of directors on financial, accounting, corporate governance and strategic matters.

Michael Mullen
Mr. Mullen, 59, has served as a director since January 12, 2012. Mr. Mullen currently serves on the board of directors and as a Senior Advisor to IndCor Properties, a portfolio company of the Blackstone Group, for which he focuses on the ownership and management of industrial properties, a position he has held since January 2013. Mr. Mullen is the retired Chief Executive Officer of CenterPoint Properties Trust, an industrial real estate ownership and development company for which he was one of the founding partners in 1993, and held that title from 2004 through September 2011. He also served on the board of directors of CenterPoint through 2012. Mr. Mullen currently serves on the board of directors of CONE, a subsidiary of Moura Dubeaux Engineering, a construction and engineering firm based in Redfe, Brazil. From 2001 until 2005, Mr. Mullen served on the board of directors of Brauvin Capital, a private REIT that was the owner of a large portfolio of free standing single tenant retail and restaurant facilities. Mr. Mullen has worked in the real estate industry in a variety of positions since 1976.

Mr. Mullen’s leadership roles, extensive real estate experience and board service allow him to make key contributions on development, investment and operational matters important to our Board.

CORPORATE GOVERNANCE

Board of Directors Independence and Controlled Company Exemption

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.rouseproperties.com, the Board of Directors is required to affirmatively determine whether each of our directors is independent under the listing standards of the New York Stock Exchange (“NYSE”), the principal exchange on which our common stock is traded.

During its annual review of director independence, the Board of Directors considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his immediate family and the Company or its subsidiaries or affiliates. The Board of Directors also considers the recommendations of the Nominating and Governance Committee, which conducts a separate independence assessment of all directors as part of its nomination process for the Board of Directors and its respective committees. The purpose of this review is to determine whether any such transaction or relationship constitutes a “material relationship” that would be inconsistent with a determination that a director is independent. The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including, without limitation, applicable independence standards promulgated by the NYSE.

As a result of this review, the Board of Directors has affirmatively determined that each of Mr. Jeffrey Blidner, Mr. Richard Clark, Mr. Christopher Haley, Mr. Michael Hegarty, Mr. Brian Kingston, Mr. David Kruth and Mr. Michael Mullen is an independent director under the applicable rules of the NYSE. Prior to the determination that Mr. Steven Shepsman and Mr. David Arthur would not stand for reelection at the 2013 annual meeting of stockholders, the Board of Directors had determined that Mr. Shepsman was an independent director as well under the applicable rules of the NYSE.

In making this determination with respect to Mr. Blidner, Mr. Clark, Mr. Hegarty and Mr. Kingston, the Board of Directors took into account the relationship between the Company and Brookfield Asset Management Inc. and its affiliates (“Brookfield”), for which each of such directors is employed or serves as a director. Such consideration included the transactions between the Company and Brookfield discussed in the section of this proxy statement entitled “RELATED PERSON TRANSACTIONS--Related Person Transactions.” As discussed below, Brookfield has ceased to control a majority of the outstanding shares of the Company's common stock.

Effective as of November 1, 2013, we ceased to be a “controlled company” within the meaning of the NYSE corporate governance standards because Brookfield no longer controlled a majority of the outstanding shares of our common stock and, accordingly, we will no longer be eligible to take advantage of certain exemptions from the NYSE corporate governance standards following the first anniversary of our change in status. However, a majority of our Board is already comprised of independent directors and our Compensation Committee and Nominating and Governance Committee already consist entirely of independent directors.

Committees of the Board of Directors

Our Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee. Our Board of Directors has adopted charters for each of its Audit Committee, Compensation Committee and Nominating and Governance Committee. Copies of such committee charters are available on our website at www.rouseproperties.com. Each of the standing committees reports to the Board on a regular basis. The responsibilities, duties and membership of the standing committees are set forth below.

Audit Committee

The current members of the Audit Committee are Mr. Michael Hegarty (Chair), Mr. Christopher Haley and Mr. David Kruth. The Board of Directors has determined that Mr. Hegarty qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board of Directors is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

The Board of Directors has affirmatively determined that each of Mr. Hegarty, Mr. Haley and Mr. Kruth meets the definition of an “independent director” for purposes of serving on an audit committee under applicable SEC and NYSE rules.

The NYSE controlled company exemption has not modified the independence requirements for the Audit Committee, and we are in compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE, which require that our Audit Committee be composed of at least three members, all of whom are required to be independent.

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibility relating to monitoring (i) the integrity of our financial statements, including our financial accounting principles and policies and our internal controls over financial reporting, (ii) the qualifications, performance and independence of our independent registered public accounting firm, (iii) the performance of our internal audit function and independent registered public accounting firm and (iv) our compliance with legal and regulatory requirements.

In discharging its duties, the Audit Committee has the sole authority to appoint, retain and, if necessary, terminate our independent registered public accounting firm. In addition, the Audit Committee has the authority and responsibility to pre-approve all auditing services, internal control related services and permitted non-audit services to be performed by our independent registered public accounting firm, meet independently with our independent registered public accounting firm, review the integrity of our financial reporting process, review our financial statements and disclosures and certain SEC filings and financial press releases, select, monitor, evaluate and, if appropriate, replace the head of our internal audit function and oversee compliance with applicable law and the Company’s Code of Business Conduct and Ethics. The Audit Committee also reviews and approves all related person transactions pursuant to our related person transactions policy.

The Audit Committee met five times in 2013.

Compensation Committee

The members of the Compensation Committee are Mr. Richard Clark (Chair), Mr. David Kruth and Mr. Michael Mullen.

Because we were a controlled company within the meaning of the corporate governance standards of the NYSE until November 1, 2013, we are not required to have the Compensation Committee consist of all independent directors until November 1, 2014. Nonetheless, the Board of Directors has affirmatively determined that each of Mr. Clark, Mr. Kruth and Mr. Mullen meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and reviews, determines and makes a recommendation to the independent directors regarding the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation. The Compensation Committee has the authority to review and recommend to the Board of Directors incentive compensation plans, equity-based compensation plans, non-equity-based compensation and retirement plans and amendments thereto in which employees, which may include the executive officers, are eligible to participate.

The Compensation Committee’s recommendations are developed with input from our Chief Executive Officer and, where appropriate, other senior executives. The Compensation Committee reviews management recommendations, along with other sources of data, when formulating its independent recommendations to the Board of Directors. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time.

The Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee comprised of Mr. Mullen and Mr. Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

The Compensation Committee met three times in 2013 and its Equity Incentive Plan Subcommittee met one time in 2013.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Mr. Michael Mullen (Chair), Mr. Jeffrey Blidner and Mr. Christopher Haley.

Because we were a controlled company within the meaning of the corporate governance standards of the NYSE until November 1, 2013, we are not required to have the Nominating and Governance Committee consist of all independent directors until November 1, 2014. Nonetheless, the Board of Directors has affirmatively determined that each of Mr. Mullen, Mr. Blidner and Mr. Haley meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Nominating and Governance Committee assists the Board of Directors in (i) developing and implementing policies, procedures and criteria for the selection of qualified director candidates, (ii) identifying, screening and reviewing individuals qualified to become directors, and recommending to the Board of Directors nominees for the next annual meeting of stockholders or to fill Board of Directors vacancies, (iii) assessing, developing and recommending to the Board of Directors, and overseeing the implementation of, corporate governance programs, (iv) organizing and undertaking the Board of Directors’ annual review of Board of Directors, committee and director performance and overall corporate governance and (v) reviewing and recommending to the Board of Directors the composition and leadership of board committees. The Nominating and Governance Committee also annually reviews and reassesses the appropriateness of the then-current Board of Directors leadership structure, the qualification of each director as “independent” under the applicable listing standards of the NYSE and the form and amount of director compensation. Additionally, the Nominating and Governance Committee assesses the appropriateness of the continued service as a director of a nominee as to whom a majority of the votes that are entitled to vote in the election of such candidate are voted against his or her election or who submits his or her offer to resign upon a substantial change in the director’s principal occupation or business association from the position he or she held when originally invited to join the Board of Directors, and recommends to the Board of Directors any action to be taken with respect thereto.

The Nominating and Governance Committee met three times in 2013.

Investment Committee

The members of the Investment Committee are Mr. Brian Kingston (Chair), Mr. Andrew Silberfein and Mr. Michael Mullen.

The Board of Directors has affirmatively determined that each of Mr. Kingston and Mr. Mullen meets the definition of an “independent director” under applicable SEC and NYSE rules.

The Investment Committee has been delegated the authority to approve certain investment decisions under our Investment Policy in lieu of the full Board of Directors in order to allow the Company to operate more efficiently with respect to financing and development matters. In particular, the Investment Committee is responsible for reviewing and approving the terms of non-recourse mortgage debt, unsecured debt and project specific debt for redevelopment, as well as capital costs of development or redevelopment of existing malls, in each case within specified financial parameters.

The Investment Committee met three times in 2013.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Governance Committee considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Governance Committee considers each candidate’s independence status, integrity, objectivity, judgment, leadership, age, skills, experience and ability to devote adequate time to Board duties. Annually, the Nominating and Governance Committee reviews with the Board the requisite skills and characteristics of directors and director candidates, as well as the composition of the Board as a whole. The Nominating and Governance Committee additionally reviews its own effectiveness in balancing the above considerations on an annual basis.

Other than the foregoing, there are no minimum substantive criteria for director nominees. The Nominating and Governance Committee may consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Governance Committee does not have a formal diversity policy but considers diversity of experience as a component of evaluating the composition of the Board in connection with the annual nomination process.

Process for Identifying and Evaluating Director Nominees

The Nominating and Governance Committee is responsible for, among other things, screening potential candidates and recommending qualified candidates to the Board of Directors for nomination. The Nominating and Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board did not wish to continue in service or if the Nominating and Governance Committee decided not to nominate a member for reelection, the Nominating and Governance Committee would identify the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Governance Committee.

The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A under the Securities Exchange Act of 1934 (the “Exchange Act”), as well as other information required for nomination of directors by stockholders as provided in our Amended and Restated Bylaws. The Nominating and Governance Committee will consider such candidates in the same manner in which it evaluates nominees identified by the Nominating and Governance Committee.

Majority Voting for Directors

Under our Amended and Restated Bylaws, the affirmative vote of a majority of the votes cast by the shares represented at the meeting and entitled to vote thereon is required (i.e., the number of votes cast “for” the election of the nominee must exceed 50% of the total number of votes cast “for” and “against” the election of that nominee) to elect each nominee named herein as a director. In the event that an incumbent director is not reelected and no successor has been elected, that director must promptly tender his or her resignation to the Board of Directors. The Board of Directors will act to accept or reject the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and will publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If such incumbent director’s resignation is not accepted by the Board, such director will continue to serve until the next annual meeting and until such director’s successor is duly elected.

Board of Directors Leadership Structure

Mr. Richard Clark, a non-executive, independent director, serves as the Chairman of the Board of Directors. The Board has determined that having a non-executive, independent Chairman is in the best interest of the Company’s stockholders at this time. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and director participation in the Board process. The non-executive, independent Chairman role allows the Chief Executive Officer to focus on his management responsibilities in continuing to lead the business and day-to-day operation of the Company. At the same time, the non-executive, independent Chairman can focus on the leadership of the Board and the overall strategy of the Company. Following the conclusion of each meeting of the Board, the independent directors meet in executive session without the presence of management. Mr. Clark, the non-executive, independent Chairman, presides at such executive sessions of the independent directors.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

Our Board of Directors and management continually monitor the material risks facing our Company, including financial risk, strategic risk, operational risk and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board’s oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board.

Compensation Risks

The Compensation Committee has reviewed our compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he is a member.

In 2013, the Board held 12 meetings (including regularly scheduled and special meetings). All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees on which he served (during the periods for which he has served). Five of the directors then in office attended our 2013 annual meeting of stockholders.

Communications with the Board of Directors

Interested parties, including stockholders, who would like to communicate with the Board or its committees may do so by writing to them care of the Company’s Secretary at Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036. Correspondence may be addressed to the Board, any of its committees, the independent directors as a group or one or more individual members of the Board at the election of the sender. Any such communication is promptly distributed to the director or directors named therein unless such communication is considered, in the reasonable judgment of the Company’s Secretary, to be improper for submission to the intended recipient or recipients. Examples of communications that would be considered improper for submission include, without limitation, solicitations, customer complaints, communications that do not relate directly or indirectly to the Company or the Company’s business and communications that relate to improper or irrelevant topics.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. A copy of the Code of Business Conduct and Ethics is available on our website at www.rouseproperties.com. Any amendments to, or waivers under, our Code of Business Conduct and Ethics that are required to be disclosed by the rules promulgated by the SEC or NYSE will be disclosed on the Company’s website at www.rouseproperties.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the role of our Board of Directors, the composition and operating principles of our Board of Directors and its committees and our Board of Directors’ working process. A copy of our Corporate Governance Guidelines is available on our website at www.rouseproperties.com.

Policy on Insider Trading and Communications with the Public

We have adopted a Policy on Insider Trading and Communications with the Public that applies to all of our officers, directors, designated employees, consultants and their respective family members. To prevent inadvertent violations of applicable securities laws or the appearance of impropriety, the acquisition or disposition of Company securities by such parties must be pre-cleared by the Company's internal legal counsel and trading may only occur during certain pre-established window periods, among other requirements. This policy includes a prohibition on the hedging of Company stock, including prohibiting the selling of Company securities short or buying or selling call or put options or other derivatives.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, we believe that all reports required to be filed by our directors, officers and holders of more than 10% of our common stock pursuant to Section 16(a) of the Exchange Act during 2013 were filed on a timely basis other than (i) Forms 4 reporting a single transaction by each of Mr. Haley, Mr. Harper, Mr. Hegarty, Mr. Kruth, Mr. Mullen, Mr. Shepsman and Mr. Wain and reporting two transactions by each of Mr. Schall and Mr. Silberfein that were inadvertently filed late on March 14, 2013 on behalf of such directors and officers and (ii) a Form 4 relating to a single transaction by Timothy Salvemini in 2013, which transaction was reported on a Form 5 that was inadvertently filed late on February 28, 2014 on behalf of Mr. Salvemini.

EXECUTIVE OFFICERS

In addition to Mr. Andrew Silberfein, the President and Chief Executive Officer of the Company, for whom biographical information is provided in the section of this proxy statement entitled “PROPOSAL 1-ELECTION OF DIRECTORS,” the individuals listed below serve as the executive officers of the Company. The following biographies describe each of their business experience:

Name and present position with the Company	Age, period served as an executive officer and other business experience

Benjamin Schall Chief Operating Officer
Mr. Schall, 39, has served as the Chief Operating Officer of the Company since March 8, 2012. Mr. Schall formerly was the Senior Vice President of the Retail Division at Vornado Realty Trust (“Vornado”), where he was employed for 10 years prior to joining the Company. In such capacity, his responsibilities included overseeing all facets of Vornado’s suburban retail shopping center business, consisting of 18 million square feet in 140 assets representing a value of $3 billion. Overall, Mr. Schall has over 12 years of experience in the real estate industry. Mr. Schall holds a Bachelor of Arts degree from Swarthmore College and a Masters of Business Administration from the Harvard University School of Business. Mr. Schall is a Trustee of University Settlement of NYC.

John Wain Chief Financial Officer
Mr. Wain, 48, has served as the Chief Financial Officer of the Company since October 3, 2012. Mr. Wain was formerly a Managing Director and the Head of Real Estate Americas at Credit Agricole Corporate and Investment Bank (formerly Calyon Corporate & Investment Bank) (“Credit Agricole”), where he was employed for eight years prior to joining the Company. In such capacity, he had responsibility for overseeing Credit Agricole’s U.S. real estate lending business. Over the course of his career, Mr. Wain has focused extensively on structuring and negotiating secured and unsecured corporate real estate facilities and property level loans for public real estate investment trusts, owners and developers, as well as corporate bonds, interest rate derivatives and equity transactions. Overall, Mr. Wain has over 24 years of experience in the real estate banking industry. Mr. Wain holds a Bachelor of Science degree in Business Administration, Real Estate and Urban Economic Studies from the University of Connecticut.

Brian Harper Executive Vice President of Leasing
Mr. Harper, 38, has served as the Executive Vice President of Leasing of the Company since January 12, 2012. Mr. Harper formerly was the Senior Vice President of Leasing for General Growth Properties, Inc. (“GGP”), where he was employed for five years prior to joining the Company. While employed by GGP, he oversaw the leasing efforts of a $2 billion multi-state portfolio and was one of the original members of the team that was key to the formation and spin-off of the Company. Prior to joining GGP, he was a Vice President at RED Development and an Associate at Cohen-Esrey Real Estate Services, LLC. Mr. Harper has been involved with ground-up development, asset repositions, distressed real estate and “regular” mall leasing. During these different leasing assignments, Mr. Harper won several awards based on annual leasing transactions. He has served as a panelist for the International Council of Shopping Centers and is an active member of the organization. Overall, Mr. Harper has over 14 years of experience in the retail real estate industry. Mr. Harper holds a Bachelor of Arts degree from the University of Kansas. Mr. Harper is Co-Founder and Chairman of the Breaking Ground Foundation.

Susan Elman Executive Vice President, General Counsel and Secretary
Ms. Elman, 54, has served as the Executive Vice President, General Counsel and Secretary of the Company since April 2, 2012. Ms. Elman previously was the Senior Vice President and Deputy General Counsel of Forest City Ratner Companies ("FCRC"), where she was employed for over 15 years prior to joining the Company. At FCRC, she was responsible for overseeing all legal matters pertaining to the company, including development, financing, leasing, acquisition and disposition, joint venture, litigation and corporate matters. Ms. Elman handled the closing of over $5 billion of complex real estate transactions. Ms. Elman previously was a practicing attorney at the law offices of Battle Fowler, LLP from 1987 through 1994, and of Stroock & Stroock & Lavan LLP from 1985 through 1987. Overall, Ms. Elman has more than 25 years of experience in the real estate industry. She holds a Bachelor of Arts degree from the University of Pennsylvania and Juris Doctor from the Boston University School of Law and is admitted to the bar in the State of New York. Ms. Elman is a Trustee of the Jewish Child Care Association.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table shows information regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our Board of Directors, each director nominee and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock that may be acquired currently or within 60 days of March 12, 2014 through the exercise of any option, warrant or right, the conversion of a security, the power to revoke a trust, discretionary account or similar arrangement or the automatic termination of a trust, discretionary account or similar arrangement are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. No director, director nominee or executive officer of the Company has pledged shares of our common stock as security nor is permitted under our Policy on Insider Trading and Communications with the Public to enter into hedging transactions with respect to shares of our common stock.

Except as noted by footnote, all stockholdings listed below are as of March 12, 2014 and the percentages of beneficial ownership listed below are based on 57,740,516 shares of common stock outstanding as of March 12, 2014.

Unless otherwise indicated, the address for each holder listed below is c/o Rouse Properties, Inc., 1114 Avenue of the Americas, Suite 2800, New York, New York 10036.

Name and address of beneficial owner	Number of Shares	Percent of Total
Brookfield Asset Management Inc.(1)	19,387,625	33.6%
Horizon Kinetics LLC(2)	7,242,560	12.8%
BlackRock, Inc.(3)	3,738,140	7.5%
The Vanguard Group(4)	3,073,539	6.2%
Jeffrey Blidner	—	—%
Richard Clark	—	—%
Susan Elman	59,929	* %
Christopher Haley	7,884	* %
Brian Harper	163,095	* %
Michael Hegarty	4,316	* %
Brian Kingston	—	—%
David Kruth	6,864	* %
Michael Mullen	16,864	* %
Benjamin Schall	306,916	* %
Andrew Silberfein	554,535	1.0%
John Wain	99,590	* %
All directors and executive officers as a group (12 persons)(5)	1,219,993	2.1%
*    Denotes less than 1.0%

(1)
Based on information as of March 11, 2014 set forth in a report on Schedule 13D/A filed with the SEC by Brookfield Asset Management Inc. on March 13, 2014. The following Brookfield entities may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Exchange Act and Rule 13d-5(b)(1) thereunder and each member of the “group” may be deemed to beneficially own all shares of common stock held by all members of the “group”: Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC, Brookfield

Retail Holdings IV-D Sub II LLC, Brookfield Asset Management Inc., Partners Limited, Brookfield Holdings Canada Inc., Brookfield Asset Management Private Institutional Capital Adviser US, LLC, Brookfield Property Partners Limited, Brookfield Property Partners L.P., Brookfield Property L.P., Brookfield US Holdings Inc., Brookfield US Corporation, Brookfield BPY Holdings (US) Inc., BPY Canada Subholdings 1 ULC, BPY Canada Subholdings 2 ULC, BPY Canada Subholdings 3 ULC, BPY Canada Subholdings 4 ULC, Brookfield BPY Retail Holdings I LLC, Brookfield BPY Retail Holdings II LLC, Brookfield BPY Retail Holdings Sub I LLC, BPY Retail III LLC and New Brookfield Retail Holdings R 2 LLC. Accordingly, each of the above Brookfield entities may be deemed to beneficially own 19,387,625 shares of common stock constituting beneficial ownership of 33.6% of the shares of the Company’s common stock. The following Brookfield entities directly own more than 5% of the outstanding shares of the Company’s common stock in the following amounts: (i) Brookfield Retail Holdings VII LLC directly owns 2,946,661 shares of common stock, representing approximately 5.1% of the shares of the Company’s common stock and (ii) New Brookfield Retail Holdings R 2 LLC directly owns 14,995,702 shares of common stock, representing approximately 26.0% of the shares of the Company’s common stock. Each of Brookfield Retail Holdings VII LLC, Brookfield Retail Holdings II Sub II LLC, Brookfield Retail Holdings III Sub II LLC, Brookfield Retail Holdings IV-A Sub II LLC, Brookfield Retail Holdings IV-B Sub II LLC, Brookfield Retail Holdings IV-C Sub II LLC and Brookfield Retail Holdings IV-D Sub II LLC (collectively, the “Investment Vehicles”) expressly disclaims, to the extent permitted by applicable law, (a) beneficial ownership of any shares of common stock held by each of the other Investment Vehicles and (b) beneficial ownership of any shares of common stock held by Brookfield BPY Retail Holdings Sub I LLC or New Brookfield Retail Holdings R 2 LLC. Brookfield BPY Retail Holdings Sub I LLC and New Brookfield Retail Holdings R 2 LLC expressly disclaim, to the extent permitted by applicable law, beneficial ownership of any shares of common stock held by the Investment Vehicles. The address of each such Brookfield managed entity is c/o Brookfield Retail Holdings VII LLC, 4 Brookfield Place, 250 Vesey Street, New York, New York 10281-1021.

(2)
Based on information as of February 4, 2014 set forth in a report on Schedule 13G filed with the SEC by Horizon Kinetics LLC (“Horizon Kinetics”), Kinetics Asset Management LLC (“Kinetics Asset Management”) and Horizon Asset Management LLC (“Horizon Asset Management”) on February 10, 2014, (i) Horizon Kinetics has sole voting and dispositive power over 7,242,560 shares, representing approximately 12.785% of the Company's common stock, (ii) Kinetics Asset Management has sole voting and dispositive power over 3,040,054 shares, representing approximately 5.37% of the Company's common stock, and (iii) Horizon Asset Management has sole voting and dispositive power over 4,003,718 shares, representing approximately 7.07% of the Company's common stock. The address of each of Horizon Kinetics, Kinetics Asset Management and Horizon Asset Management is 470 Park Avenue South, 4th Floor South, New York, New York 10016.

(3)
Based on information as of December 31, 2013 set forth in a report on Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2014, BlackRock has sole voting power over 3,664,871 shares and sole dispositive power over 3,738,140 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)
Based on information as of December 31, 2013 set forth in a report on Schedule 13G filed with the SEC by the Vanguard Group on February 12, 2014, the Vanguard Group has sole voting power over 61,906 shares, sole dispositive power over 3,042,722 shares and shared dispositive power over 30,806 shares. The address of the Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Includes shares of restricted stock for which the holder has the right to vote. The number of shares reported includes shares covered by options held by our named executive officers that are exercisable within 60 days of March 12, 2014 as follows: Ms. Elman, 40,340; Mr. Harper, 96,360; Mr. Schall, 147,300; Mr. Silberfein, 326,400; and Mr. Wain, 65,045.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion explains the type and amount of compensation provided to our executive officers named in the 2013 Summary Compensation Table below (the “named executive officers”), as well as the principles and processes that our Compensation Committee has established with respect to executive compensation.

Compensation Philosophy and Objectives

Our executive compensation policy, as established by our Compensation Committee, seeks to align the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability while also ensuring a competitive cost structure for the Company. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

In establishing compensation, the Compensation Committee intends to provide employees, including our executive officers, with a competitive total compensation package balanced among:

•	Base Salary: Intended to provide a competitive and stable annual salary at a level consistent with the particular employee's contributions and industry standards;

•
Short-term Incentives: Cash bonuses intended to link each individual employee's compensation to individual performance and company performance, weighted based on the employee's level within the Company; and

•
Long-term Incentives: Grants of stock options and restricted stock to align the interests of our senior executives and stockholders and to encourage senior executives to maximize long-term stockholder value.

In 2013, the main goal of our executive compensation program began to transition from attracting talent, which was the main goal in 2012, to motivating and retaining key executives. It is anticipated that, in 2014 and beyond, the main goal of our executive compensation program will continue to shift to motivating and retaining executives who possess the skills and talent necessary to lead and, where appropriate, transform our business. The Company expects to periodically consult market data, such as the Ferguson Partners NAREIT Compensation Survey, and/or engage a compensation consultant to provide a reference point for executive compensation determinations. Such market data will be used to set a broad contextual backdrop for the Compensation Committee’s deliberations, and not as a directive to set pay at certain levels. Of equal or greater importance when setting pay levels will be the Compensation Committee’s and Chief Executive Officer’s evaluation of the performance, talent and skill sets of our executive officers, the performance of the Company and broader economic considerations.

Performance of the Company in 2013

Fiscal year 2013 was a year of significant growth for our Company. Our executive officers, under the leadership of our Chief Executive Officer, were instrumental in our success. In furtherance of our strategic goals and in a manner consistent with creation of value for shareholders, we achieved the following results:

•
Improved our operational results by executing over 2.3 million square feet of leasing, increasing permanent leasing to 81.3%, up 290 basis points from 2012, and overall leasing to 91.2%, up 116 basis points from 2012.

•
Significantly strengthened our balance sheet by completing a $510 million refinancing of our corporate credit facility, adding $100 million of additional revolver capacity, extending by three years the maturity date and reducing the interest rate of such credit facility. In addition, we refinanced $268.5 million of property secured debt, generating over $45 million of net proceeds, while significantly lowering the weighted average interest rate of the portfolio by 60 basis points, from 5.19% to 4.59%, and extending the weighted average maturity from 3.74 years to 4.81 years;

•	Completed over $341 million of acquisitions, expanding our footprint by three malls and into two new states and our square footage to 23.4 million square feet; and

•
Commenced or completed six strategic and three cosmetic projects throughout the portfolio. In addition, completed portfolio-wide initiatives, such as the installation of Wi-Fi and energy management systems, and continued the installation of soft seating and coffee bars.

The Compensation Committee took these achievements into account in making compensation decisions in 2013, particularly with respect to annual bonuses. See the section entitled "Components of Compensation-Annual bonus (short-term incentive)" below for additional information.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of the named executive officers. During 2013, the members of the Compensation Committee were Mr. Richard Clark (Chair), Mr. David Kruth and Mr. Michael Mullen. In addition, the Compensation Committee is permitted to delegate its responsibilities to a subcommittee comprised of one or more of its members. The Compensation Committee has created an Equity Incentive Plan Subcommittee comprised of Mr. Mullen and Mr. Kruth that is responsible for, among other things, administering our 2012 Equity Incentive Plan and our Management Incentive Plan.

During its review of the compensation of the named executive officers, the Compensation Committee considers the balance between short-term cash compensation and long-term incentives, evaluates the performance of the named executive officers in light of established goals and objectives, considers the Company's overall performance during the prior year and relative stockholder return and sets the compensation levels of the named executive officers based on that evaluation. In addition, the Chief Executive Officer has been instrumental in providing the Compensation Committee with additional recommendations and analyses of the performance of the named executive officers and the Company. For 2014 and beyond, the Compensation Committee may periodically use survey data in addition to considering individual and Company performance to determine appropriate compensation levels for the named executive officers.

Role of Our Chief Executive Officer in Executive Compensation

Our Chief Executive Officer provides the Compensation Committee with analyses and recommendations which reflect such factors as level of experience, time at position and applicable skill set of the named executive officers and the performance and achievements of the Company. Annually, our Chief Executive Officer can and does make recommendations to the Compensation Committee and Equity Incentive Plan Subcommittee with respect to all three components of named executive officer compensation (base salary, short-term incentives and long-term incentives) for each of the named executive officers.

Components of Compensation

Base salary

The named executive officers’ base salary is intended to provide a competitive and stable annual salary for each employee at a level consistent with individual contributions and at industry standards.

For 2013, the Compensation Committee approved base salaries of $750,000, $500,000, $400,000, $500,000 and $400,000 for Mr. Silberfein, Mr. Schall, Mr. Wain, Mr. Harper and Ms. Elman, respectively. Other than for Mr. Harper, such base salaries were set at the same levels as those paid to the named executive officers for 2012. The Compensation Committee made its determination regarding these base salaries on the basis of its philosophy of maintaining the annual base salaries of the named executive officers at competitive but stable amounts from year to year. It is the Compensation Committee's belief that such annual base salaries should remain flat in order to prioritize the equity-based compensation that the executive officers also have the opportunity to receive, which is discussed below. With regard to Mr. Harper, a determination was made to increase his base salary for 2013 since it was not adjusted from his compensation for his previous employment when he joined the Company as part of our spin-off from GGP in 2012 and his position and responsibilities were significantly expanded.

Annual bonus (short-term incentive)

Our short-term incentive compensation is intended to link each named executive officer’s compensation to individual and Company performance. For 2013, target awards were maintained at the level established at the time of commencement of employment. Mr. Silberfein’s target award was set at 100% of base salary, each of Mr. Wain’s and Mr. Schall’s target award was set at 75% of base salary and each of Mr. Harper’s and Ms. Elman's target award was set at 50% of base salary. Each named executive officer had the opportunity to earn more or less than this on the basis of the Compensation Committee's assessment of individual and Company performance.

In 2013, the named executive officers were not provided with specific individual or Company performance targets for the annual bonus. In addition, none of the named executive officers had a guaranteed bonus for 2013. Rather, the Compensation Committee made determinations at the end of the year, in its discretion, regarding the annual bonus that each named executive officer should receive. In making these determinations, the Compensation Committee took into account in particular the accomplishments of the Company described in the section entitled "Performance of the Company in 2013" above. In addition, for Mr. Silberfein, the Compensation Committee recognized the following accomplishments:

•
Increased the portfolio's core net operating income ("Core NOI") by $10.9 million to $161.0 million, a 7.2% increase over the prior year. On a same property basis, Core NOI increased by $3.1 million to $140.9 million, a 2.3% increase over the prior year. Furthermore, core funds from operations ("Core FFO") increased by $14.9 million to $77.5 million, a 23.7% increase over the prior year. Core FFO per share increased by 22.2%, from $1.26 to $1.54 per share, in 2012. For a discussion of our use of Core NOI and Core FFO, which are non-GAAP financial measures, and for reconciliations of net loss to Core NOI and Core FFO, see the section entitled "Selected Financial Data—Non-GAAP Financial Measures" in our Annual Report on Form 10-K for the year ended December 31, 2013;

•
Provided the strategic vision for Company growth, including acquisitions exceeding $341 million, the disposition of a non-performing asset, recycling of capital as part of the long-term strategy for individual properties and identifying additional strategic acquisitions;

•
Pursued an active program of investor relations and outreach to shareholders, analysts and other constituents, which included attending a significant number of conferences and meetings with investors and analysts; and

•
Worked consistently with members of the Board of Directors to deepen knowledge of the Company's business objectives and foster further engagement between Directors and senior management, and also instituted a succession planning process by senior management to identify potential future leaders of the Company.

Following this assessment, the Compensation Committee awarded Mr. Silberfein 183% of his base salary as a bonus for 2013. The Compensation Committee awarded Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman 138%, 155%, 120% and 100% of his or her base salary, respectively, as a bonus for 2013. It was the Compensation Committee's view that each of our named executive officers performed well and had strategic roles in achieving the Company's 2013 results.

Equity-based compensation (long-term incentive)

Our long-term incentive compensation is intended to encourage actions to maximize long-term stockholder value. Accordingly, the Company has adopted the 2012 Equity Incentive Plan (the “Equity Plan”).

In 2013, Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman received equity compensation awards in the form of time-vested options and time-vested restricted stock. These grants were intended to retain and motivate our named executive officers, as well as align a portion of their compensation with our performance. The awards that the named executive officers received were as follows:

	Stock Options	Restricted Stock Units	Total
Andrew Silberfein	273,200	15,200	288,400
John Wain	48,600	—	48,600
Benjamin Schall	91,100	7,600	98,700
Brian Harper	59,300	—	59,300
Susan Elman	48,700	4,100	52,800

Since these awards were granted in early 2013, the Compensation Committee determined that the amounts were appropriate on the basis of individual and Company performance in 2012. The amounts are reflective of the Company's and named executive officers' success in establishing ourselves as a new public company following our spin-off from GGP in 2012 and laying the groundwork for future growth, as well as the Compensation Committee's goal of aligning the interests of our senior executives and stockholders.

Subject to the executive’s continued service, each of the option awards that were granted in 2012 and 2013 vests evenly over five years, commencing with the first anniversary of the date of grant. Subject to the executive’s continued service, each of the restricted stock awards that were granted in 2013 vests evenly over three years, commencing with the first anniversary of the date of grant. Mr. Silberfein's 2012 restricted stock award vests evenly over three years, commencing with the first anniversary of his commencement of employment. Mr. Schall's, Mr. Wain's, Mr. Harper's and Ms. Elman's 2012 restricted stock award vests evenly over four years, commencing with the first anniversary of the date of grant.

Post-Termination Compensation

Pursuant to either their employment agreements, offer letters or severance letters and our Equity Plan, the named executive officers are entitled to receive certain payments and/or accelerated vesting of stock awards in connection with a termination without cause, resignation for good reason and/or a termination by death or disability or, in certain circumstances, upon a Change in Control of the Company. Such post-termination compensation is a competitive element of executive recruitment and compensation, and also serves as a temporary source of income following an officer’s involuntary termination. The amounts payable to the named executive officers upon a termination or Change in Control are described in the section of this proxy statement entitled “EXECUTIVE COMPENSATION-Potential Payments Upon Termination or Change in Control.”

 COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Richard Clark, Chair
David Kruth
Michael Mullen

EXECUTIVE COMPENSATION

Summary Compensation Table

Prior to the spin-off of the Company from GGP in January 2012, the Company did not conduct any business and did not have any significant assets or liabilities. No compensation was paid by the Company to any employees, including executive employees, before January 1, 2012. The following table shows compensation information for 2012 and 2013 for our named executive officers, other than Ms. Susan Elman.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Andrew Silberfein	2013	750,000	1,375,000	250,496	639,288	—	12,500	3,027,284
President and Chief Executive Officer	2012	750,000	1,950,000	1,900,000	2,167,286	—	12,500	6,779,786

John Wain(4)	2013	400,000	550,000	—	113,724	—	12,500	1,076,224
Chief Financial Officer	2012	97,000	300,000	303,000	677,731	—	—	1,377,731

Benjamin Schall(5)	2013	500,000	775,000	125,248	213,174		12,500	1,625,922
Chief Operating Officer	2012	407,000	375,000	2,150,000	1,029,413	—	—	3,961,413

Brian Harper	2013	500,000	600,000	—	138,762	—	12,500	1,251,262
Executive Vice President, Leasing	2012	325,000	325,000	113,853	673,891	—	12,500	1,450,244

Susan Elman(6)	2013	400,000	400,000	67,568	113,958	—	12,500	994,026
Executive Vice President, General Counsel and Secretary

(1) The amounts included in the "Bonus" column include annual incentive bonuses paid for services provided during the year noted, which were paid in cash for 2013 and 2012. The amounts reported in 2013 were paid in the first quarter of 2014 and the amounts reported for 2012 were paid in the fourth quarter of 2012.
(2) The amounts included in the "Stock Awards" and "Option Awards" columns are based on the grant date fair value for awards of restricted stock and stock options granted to the named executive officers and are computed in accordance with FASB ASC Topic 718. See Note 10 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 and Note 9 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. All amounts represent potential future income calculated for financial reporting purposes; actual amounts recognized by the named executive officers may be materially different depending on, among other things, the Company’s stock price performance and the period of service of the executive. For Mr. Silberfein, Mr. Schall and Ms. Elman, the restricted stock awarded in 2013 vests in three equal annual installments beginning on each of the first three anniversaries of February 28, 2013. For Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman, the stock options awarded in 2013 vest evenly over five years beginning on the first anniversary of award. For Mr. Silberfein, the restricted stock awarded in 2012 vests in three equal annual installments on each of the first three anniversaries of January 2, 2012 and the stock options vest in five equal annual installments on each of the first five anniversaries of January 2, 2012. For Mr. Wain, Mr. Schall and Mr. Harper, the restricted stock awarded in 2012 vests evenly over four years beginning on the first anniversary of award and the stock options vest evenly over five years beginning on the first anniversary of award.
(3) The amounts reported for 2013 represent the $12,500 in 401(k) match for each of Mr. Silberfein, Mr. Wain, Mr. Schall, Mr. Harper and Ms. Elman. The amounts reported for 2012 represent the $12,500 in 401(k) match for each of Mr. Silberfein and Mr. Harper.
(4) Mr. Wain commenced employment with the Company on October 3, 2012.
(5) Mr. Schall commenced employment with the Company on March 15, 2012.
(6) Ms. Elman was recognized by our Board of Directors as an executive officer of the Company on February 27, 2014. Information pertaining to Ms. Elman's compensation in 2013 is included in this proxy statement on a voluntary basis given that she is not a "named executive officer" within the meaning of Item 402(a)(3) of Regulation S-K since she was not serving as an executive officer on or prior to December 31, 2013.

Grants of Plan-Based Awards

The following table indicates equity awards granted in 2013 under the Equity Plan:

Name	Grant Date	All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($) (1)
Andrew Silberfein	2/28/2013	15,200	(2)	—		—	250,496
	2/28/2013	—		273,200	(3)	16.48	639,288
John Wain	2/28/2013			48,600	(3)	16.48	113,724
Benjamin Schall	2/28/2013	7,600	(2)	—		—	125,248
	2/28/2013	—		91,100	(3)	16.48	213,174
Brian Harper	2/28/2013	—		59,300	(3)	16.48	138,762
Susan Elman	2/28/2013	4,100	(2)	—		—	67,568
	2/28/2013	—		48,700		16.48	113,958

(1) Grant date fair value with respect to the restricted stock units is determined in accordance with FASB ASC Topic 718. Grant date fair value with respect to the options is determined using the Black-Scholes-Merton option pricing model in accordance with FASB ASC Topic 718. See Note 10 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2) Restricted stock vests in three equal installments beginning on February 28, 2014 and each of the first two anniversaries thereof, subject to continued service.
(3) Options vest in five equal annual installments beginning on February 28, 2014 and each of the first four anniversaries thereof, subject to continued service.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Silberfein Employment Agreement

We are party to an employment agreement with Mr. Andrew Silberfein (the “Silberfein Agreement”), our President and Chief Executive Officer since January 2, 2012. Pursuant to the Silberfein Agreement, Mr. Silberfein receives annual base compensation of $750,000. The Silberfein Agreement calls for Mr. Silberfein to have a target annual cash bonus equal to 100% of his base salary. For 2013, Mr. Silberfein received a cash bonus of $1,375,000. In addition, the Silberfein Agreement required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013.

The amounts payable to Mr. Silberfein upon a termination or Change in Control are described in the section entitled “-Potential Payments Upon Termination or Change in Control” below.

Schall Offer Letter

We are party to an offer letter with Mr. Benjamin Schall (the “Schall Offer Letter”), our Chief Operating Officer since March 15, 2012. Pursuant to the Schall Offer Letter, Mr. Schall receives annual base compensation of $500,000. The Schall Offer Letter calls for Mr. Schall to have a target annual cash bonus equal to 75% of his base salary. For 2013, Mr. Schall received a cash bonus of $775,000. In addition, the Schall Offer Letter required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013.

The amounts payable to Mr. Schall upon a termination or Change in Control are described in the section entitled “-Potential Payments Upon Termination or Change in Control” below.

Wain Offer Letter

We are party to an offer letter with Mr. John Wain (the “Wain Offer Letter”), our Chief Financial Officer since October 3, 2012. Pursuant to the Wain Offer Letter, Mr. Wain receives annual base compensation of $400,000. The Wain Offer Letter calls for Mr. Wain to have a target annual cash bonus equal to 75% of his base salary. For 2013, Mr. Wain received a cash bonus of $550,000. In addition, the Wain Offer Letter required that certain equity awards be made in 2012, but included no such requirement with respect to awards in 2013.

The amounts payable to Mr. Wain upon a termination or Change in Control are described in the section entitled “-Potential Payments Upon Termination or Change in Control” below.

Elman Offer Letter

We are party to an offer letter with Ms. Susan Elman (the “Elman Offer Letter”), our Executive Vice President, General Counsel and Secretary of the Company since April 2, 2012. Pursuant to the Elman Offer Letter, Ms. Elman receives annual base compensation of $400,000. The Elman Offer Letter calls for Ms. Elman to have a target annual cash bonus equal to 50% of her base salary. For 2013, Ms. Elman received a cash bonus of $400,000.

The amounts payable to Ms. Elman upon a termination or Change in Control are described in the section entitled “-Potential Payments Upon Termination or Change in Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2013:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($) (1)
Andrew Silberfein	—	273,200	(2)	16.48	2/28/2023	15,200	(3)	337,288
	135,880	543,520	(4)	14.72	01/2/2022	86,052	(5)	1,909,494
John Wain	—	48,600	(2)	16.48	2/28/2023	—		—
	55,325	221,300	(6)	14.46	10/3/2022	15,715	(7)	348,716
Benjamin Schall	—	91,100	(2)	16.48	2/28/2023	7,600	(3)	168,644
	64,540	258,160	(8)	14.72	3/12/2022	109,545	(9)	2,430,804
Brian Harper	—	59,300	(2)	16.48	2/28/2023	—		—
	42,250	169,001	(8)	14.72	3/12/2022	5,802	(9)	128,746
Susan Elman	—	48,700	(2)	16.48	2/28/2023	4,100	(3)	90,979
	15,300	61,200	(8)	14.72	3/12/2022	7,644	(9)	169,620

(1) The market value of unvested restricted stock units is calculated by multiplying the number of units by $22.19, the closing market price of our common stock on December 31, 2013.
(2) These options were granted on February 28, 2013 and vest in 20% increments beginning on February 28, 2014 and each of the first four anniversaries thereof.
(3) Represents the unvested portion of an award of restricted stock that vests in equal annual installments on each of the first three anniversaries of the date of the grant.
(4) Represents the options that were granted on March 12, 2012 and vest in 20% increments beginning on January 2, 2013 and each of the first four anniversaries thereof.
(5) Represents the unvested portion of an award of restricted stock that vests one-half on January 2, 2014 and one-half on January 2, 2015. The vesting of 43,026 shares of such award of restricted stock was accelerated from January 2, 2013 to December 19, 2012.
(6) These options were granted on October 3, 2012, and vest in 20% increments beginning on October 3, 2013 and each of the first four anniversaries thereof.
(7) Represents the unvested portion of an award of restricted stock granted October 3, 2012 that vests in equal annual installments on each of the first four anniversaries of the date of the grant.
(8) These options were granted on March 12, 2012 and vest in 20% increments that began on March 12, 2013 and continued on each of the first four anniversaries thereof.
(9) Represents the unvested portion of an award of restricted stock that vests one-third on each of March 12, 2014, 2015 and 2016. For Mr. Schall, the vesting of 36,515 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012. For Mr. Harper, the vesting of 1,933 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012. For Ms. Elman, the vesting of 2,547 shares of such award of restricted stock was accelerated from March 12, 2013 to December 19, 2012.

Option Exercises and Stock Vested

There were no options exercised by our named executive officers during 2013. The following table sets forth information regarding the vesting of stock awards during 2013 for our named executive officers:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($) (2)
Andrew Silberfein	—	$—
John Wain	5,239	$108,081
Benjamin Schall	—	$—
Brian Harper	—	$—
Susan Elman	—	$—

(1) Represents the vesting of restricted stock under the 2012 Equity Incentive Plan and the Management Incentive Plan.
(2) Value realized on vesting of restricted stock is the fair market value on the date of vesting. Fair market value is based on the closing price as reported by the NYSE.

Potential Payments Upon Termination or Change in Control

Employment Agreement and Offer and Severance Letters

Mr. Andrew Silberfein is subject to an employment agreement with the Company. Mr. John Wain, Mr. Benjamin Schall and Ms. Susan Elman are each subject to an offer letter with the Company. Mr. Brian Harper is subject to a severance letter with the Company, which became effective as of February 27, 2014 and governs the severance benefits he is entitled to in the event his employment is terminated without cause. Mr. Silberfein’s term of employment will end on December 31, 2016, unless terminated at an earlier time. The offer letters for Mr. Wain, Mr. Schall and Ms. Elman and the severance letter for Mr. Harper specify that their employment is at-will and do not designate any term of employment.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason, we are obligated to provide severance benefits. “Cause” is defined as Mr. Silberfein’s: (i) willful and continued failure or refusal to perform his duties; (ii) gross misconduct in connection with his employment; (iii) act of dishonesty or breach of trust in connection with his employment; (iv) conviction of, or plea of guilty or no contest to, any indictable criminal offense or any other criminal offense involving fraud, dishonesty or misappropriation; (v) conduct which is likely to injure the reputation or business of the Company or its affiliates, including, without limitation, any breach of the Company’s code of conduct or the willful violation of any policies of the Company or its affiliates; (vi) breach of any confidentiality, non-solicitation or non-competition obligations of the Company or its affiliates; (vii) material breach of any of the provisions of the employment agreement which (if curable) is not cured within 15 days of written notice; or (viii) breach of his representation that his employment does not violate the terms of any employment or other agreement to which he is bound. “Good Reason” is defined as: (i) any material reduction in Mr. Silberfein’s base salary or eligibility for his target cash bonus; (ii) the relocation of Mr. Silberfein’s principal place of employment outside of the borough of Manhattan, New York; or (iii) any material or adverse change in Mr. Silberfein’s position, title, authority, job duties or responsibilities, in each case that has not been cured within 60 days after written notice has been given.

In the event that Mr. Silberfein’s employment is terminated by us without Cause or he resigns for Good Reason, Mr. Silberfein will be entitled to receive the following: (i) cash severance equal to two times the sum of his base salary and target annual cash bonus, payable in bi-weekly installments over the two-year period following the date of termination; (ii) any earned but unpaid annual cash bonus related to a fiscal year prior to the year of termination; (iii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; (iv) immediate vesting of any unvested portion of the restricted stock granted in connection with the commencement of his employment (“signing restricted stock”); and (v) up to 18 months of COBRA continuation coverage at the active employee rate.

In the event that Mr. Silberfein’s employment is terminated due to death or disability, he will be entitled to the following: (i) any earned but unpaid annual cash bonus relating to a fiscal year prior to the year of termination; (ii) a pro-rata annual cash bonus for the fiscal year in which the termination occurs; and (iii) immediate vesting of any unvested portion of his signing restricted stock. Pursuant to a letter agreement between us and Mr. Silberfein, in the event that Mr. Silberfein is terminated by us without cause, the portion of his options granted in 2012 that would have vested during the one year period following the termination date, if any, shall vest on the termination date.

If we terminate Mr. Silberfein’s employment for Cause, if Mr. Silberfein terminates his employment without Good Reason or if Mr. Silberfein’s employment agreement is not renewed following expiration of the employment period, then Mr. Silberfein is not entitled to receive any severance payments or benefits.

All severance payments are subject to: (i) Mr. Silberfein’s execution and effectiveness of a general release of all claims; (ii) Mr. Silberfein’s continued compliance with the non-competition and non-solicitation provisions set forth in the employment agreement; and (iii) no material and willful breach by Mr. Silberfein of the other restrictive covenants (including confidentiality, assignment of inventions, return of property, resignation upon termination, cooperation and non-disparagement) set forth in the employment agreement.

In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated by us without cause, we are obligated to provide severance benefits as set forth below. None of the offer or severance letters expressly define cause.

Awards Under the 2012 Equity Incentive Plan

Under the Equity Plan, upon a termination of service other than for Cause, death or disability, unless otherwise specified in an award agreement, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate and be forfeited on the earlier of 90 days following the date of termination and the expiration of the term of such options and stock appreciation rights. Upon a termination for Cause, unless otherwise specified in an award agreement, all awards shall terminate effective as of the date of termination or the date the act or omission constituting Cause is determined to have occurred. Upon a termination due to death or disability, unless otherwise specified in an award agreement, all unvested awards shall terminate and be forfeited as of the date of termination and all vested options and stock appreciation rights shall terminate on the earlier of one year following the date of termination and the expiration of the term of such options and stock appreciation rights.

Unless otherwise specified in an award agreement, “Cause” means the occurrence of any of the following: (i) indictment for a felony or crime of dishonesty or moral turpitude; (ii) insubordination, gross negligence or willful misconduct in the performance of the participant’s duties; (iii) illegal use of controlled substances during the performance of participant’s duties or that adversely affects the reputation or best interests of the Company or an affiliate; (iv) commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any affiliate; (v) material breach of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any affiliate; (vi) noncompliance with a Company policy or code of conduct; (vii) persistent neglect of duty or chronic unapproved absenteeism; or (viii) willful and deliberate failure in the performance of the participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, with respect to any participant who has an employment agreement that defines Cause or a like term, Cause shall have the meaning set forth in such employment agreement.

Under the Equity Plan, upon the occurrence of a Change of Control, unless the Compensation Committee shall determine otherwise in an award agreement, the Compensation Committee shall adjust the terms and conditions of outstanding awards to continue, substitute, accelerate exercisability or vesting or cancel such awards for fair value. Unless otherwise specified in an award agreement, “Change of Control” means the occurrence of any of the following: (i) any consolidation, amalgamation or merger of the Company with or into any other person, or any other corporate reorganization, business combination, transaction or transfer of securities of the Company by its stockholders, or a series of transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership, directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than 50% of the equity measured by economic value or voting power (by contract, share ownership or otherwise) of the Company or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction; (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person; (iii) during any period of 12 consecutive months commencing on or after January 12, 2012, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors of the Company, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Restricted Stock

In the event that Mr. Silberfein’s employment is terminated by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of his restricted stock that were granted in 2012 will vest in full, subject to his execution of a general release of claims in accordance with his employment agreement, and any unvested shares of his restricted stock that were granted in 2013 will be forfeited without any consideration. For this purpose, Cause and Good Reason have the meanings given to such terms in Mr. Silberfein’s employment agreement.

In the event that Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated by us without Cause, any unvested shares of such executive’s restricted stock that were granted in 2012 will vest in full, subject to such executive’s execution of a general release of claims in a form reasonably acceptable to the Company, and any unvested shares of their restricted stock that were granted in 2013 will be forfeited without any consideration. For this purpose, Cause shall have the meaning given to such term in the Equity Plan. In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper's or Ms. Elman's employment is terminated for any other reason, any unvested shares of such executive’s restricted stock shall be forfeited without any consideration.

Stock Options

In the event Mr. Silberfein’s employment is terminated by us without Cause, the portion of his stock options granted in 2012 that would have vested during the one-year period following the date of termination shall vest, subject to his execution of a general release of claims in accordance with his employment agreement, and his unvested stock options granted in 2013 shall immediately be terminated and forfeited without consideration. In the event Mr. Silberfein’s employment is terminated by us for Cause, his stock options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Silberfein’s employment is terminated due to death or disability, any unvested portion of his stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such stock options. In the event Mr. Silberfein’s employment is terminated for any other reason, any unvested portion of his stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such stock options.

In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper’s or Ms. Elman's employment is terminated by us for Cause, such executive’s stock options, including any vested portion, shall immediately be terminated and forfeited without consideration. In the event Mr. Wain’s, Mr. Schall’s, Mr. Harper’s or Ms. Elman's employment is terminated due to death or disability, any unvested portion of such executive’s stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of one year following such termination and the expiration of the term of such stock options. In the event Mr. Wain’s, Mr. Schall’s Mr. Harper’s or Ms. Elman's employment is terminated for any other reason, any unvested portion of such executive’s stock options shall immediately terminate and be forfeited without consideration and the vested portion shall remain exercisable until the earlier of 90 days following such termination and the expiration of the term of such stock options.

The following tables assume that the termination or Change in Control, as applicable, took place on December 31, 2013, and that the Compensation Committee decided to accelerate all equity awards in connection with such Change in Control.

Mr. Silberfein would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$2,250,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	1,909,494	(4)	—	2,246,782	1,909,494	(4)
Options(3)	1,015,024	(5)	—	5,620,066	—
Benefits and Perquisites:
COBRA(6)	41,000		—	—	—
Total	$5,215,518		$—	$7,866,848	$1,909,494

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Silberfein is entitled to two times the sum of his base salary and target cash bonus payable in biweekly installments over the two-year period following the date of termination pursuant to his employment agreement.
(3) Based upon a closing price per share of $22.19 on December 31, 2013.

(4) Upon termination by us without Cause or by Mr. Silberfein for Good Reason or due to death or disability, any unvested shares of Mr. Silberfein's restricted stock granted in connection with the commencement of his employment will vest in full.
(5) Upon termination by us without Cause, the portion of Mr. Silberfein’s options granted in connection with the commencement of his employment that would have vested during the one-year period following the date of termination will vest.
(6) Upon termination by us without Cause or resignation by Mr. Silberfein for Good Reason, Mr. Silberfein is entitled to up to 18 months of COBRA continuation coverage at the active employee rate.
Mr. Wain would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$200,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	348,716	(4)	—	348,716	—
Options(3)	—		—	1,988,155	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$548,716		$—	$2,336,871	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Wain is entitled to six months base salary if termination occurs without cause pursuant to his offer letter.
(3) Based upon a closing price per share of $22.19 on December 31, 2013.
(4) Upon termination by us without Cause, any unvested shares of Mr. Wain’s restricted stock that were granted in 2012 will vest in full.

Mr. Schall would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$250,000	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	2,430,804	(4)	—	2,599,448	—
Options(3)	—		—	2,448,636	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$2,680,804		$—	$5,048,084	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Mr. Schall is entitled to six months base salary if termination occurs without cause pursuant to his offer letter.
(3) Based upon a closing price per share of $22.19 on December 31, 2013.
(4) Upon termination by us without Cause, any unvested shares of Mr. Schall’s restricted stock that were granted in 2012 will vest in full.

Mr. Harper would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control (1)	Death or Disability
Cash Severance Payment:	$—	(2)	$—	$—	$—
Equity:
Restricted Stock(3)	—	(2)	—	128,746	—
Options(3)	—		—	1,601,039	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$—		$—	$1,729,785	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) While this table assumes that a termination or Change in Control, as applicable, took place on December 31, 2013, Mr. Harper is now subject to a severance letter with the Company that became effective as of February 27, 2014 which governs the severance benefits he is entitled to under certain circumstances (the "Harper Severance Letter"). Under the Harper Severance Letter, if Mr. Harper is terminated without cause, he is entitled to receive six months of base salary and any unvested shares of restricted stock that were granted in 2012 will vest in full.
(3) Based upon a closing price per share of $22.19 on December 31, 2013.

Ms. Elman would be entitled to the following amounts from the Company in the following circumstances:

Benefits and Payment Upon Termination	Termination without Cause or Resignation for Good Reason		Termination with Cause or Resignation without Good Reason	Change in Control(1)	Death or Disability
Cash Severance Payment:	$200,000	(2)	$—	$—	$—
Equity:
Restricted Stock (3)	169,620	(4)	—	260,599	—
Options(3)	—		—	735,241	—
Benefits and Perquisites:
COBRA	—		—	—	—
Total	$369,620		$—	$995,840	$—

(1) Assumes that the Compensation Committee decided to accelerate all equity awards in connection with the Change in Control.
(2) Ms. Elman is entitled to six months base salary if termination occurs without cause pursuant to her offer letter.
(3) Assumes closing price per share of $22.19 on December 31, 2013.
(4) Upon termination by us without Cause, any unvested shares of Ms. Elman’s restricted stock that were granted in 2012 will vest in full.

DIRECTOR COMPENSATION

Each non-employee director, including the Chairman of the Board of Directors, is entitled to receive an annual retainer of $75,000, initially paid 50% in cash and 50% in restricted stock. The Chairman of the Board and the Chair of the Audit Committee are entitled to receive additional retainers of $35,000 and $25,000, respectively. The Chairs of the Compensation Committee, Nominating and Governance Committee and Investment Committee are each entitled to receive an additional retainer of $12,500. In addition, each of Mr. Haley, Mr. Hegarty, Mr. Kruth and Mr. Mullen were entitled to receive a $25,000 bonus, paid in cash, in recognition of the special meetings held in 2013 and such directors' extra efforts in connection with preparing for and attending such meetings. The Company reimburses all directors for all expenses incurred in attending Board and Board committee meetings.

A director who is, or becomes, an employee of the Company does not receive additional compensation for serving as a director. In addition, each of Mr. Arthur, Mr. Blidner, Mr. Clark and Mr. Kingston waived all compensation relating to their service as directors of the Company during 2013 (including the non-employee director retainer and applicable Chairman of the Board and committee Chair retainers).

Our director stock ownership policy requires that our directors achieve a minimum ownership of stock equal in value to three times their annual retainer within five years of joining the Board, after which they may elect to receive the annual retainer 75% in cash and 25% in restricted stock. The Board members who are employed by Brookfield are exempt from the stock ownership requirement and are not required to receive a portion of their compensation in restricted stock.

The following table shows compensation information for 2013 for our non-employee directors:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Total ($)
David Arthur(3)	—	—	—
Jeffrey Blidner	—	—	—
Richard Clark	—	—	—
Christopher Haley	62,500	37,500	100,000
Michael Hegarty	87,500	37,500	125,000
Brian Kingston(4)	—	—	—
David Kruth	62,500	37,500	100,000
Michael Mullen	75,000	37,500	112,500
Steven Shepsman(3)	9,375	9,375	18,750

(1)
Represents shares of restricted stock received in connection with annual equity portion of compensation. The amounts indicated represent the aggregate grant date fair value for awards of stock, computed in accordance with FASB ASC Topic 718. See Note 10 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts.

(2) As of December 31, 2013, the following directors have the following number of stock awards outstanding:

Name	Stock awards (#)
David Arthur	—
Jeffrey Blidner	—
Richard Clark	—
Christopher Haley	4,824
Michael Hegarty	2,276
Brian Kingston	—
David Kruth	4,824
Michael Mullen	4,824
Steven Shepsman	3,117

(3) Did not stand for reelection to the Board of Directors at the 2013 annual meeting of stockholders.
(4) Elected to the Board of Directors at the 2013 annual meeting of stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Those directors who were members of our Compensation Committee for some period during 2013 included Mr. Richard Clark, Mr. David Kruth, Mr. Michael Mullen and Mr. David Arthur. No member of the Compensation Committee was, during 2013 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2013, there were no compensation committee interlocks required to be disclosed. Mr. Clark is the Chief Executive Officer of the Brookfield Property Group and Brookfield Property Partners, which are affiliates of Brookfield, with which the Company was or is party to the arrangements discussed immediately below in the section of this proxy statement entitled "RELATED PERSON TRANSACTIONS--Related Person Transactions."

RELATED PERSON TRANSACTIONS

Related Person Transactions

Registration Rights Agreement

In March 2012, we entered into a registration rights agreement with Brookfield, who was our majority stockholder at the time, with respect to all registrable securities to be held by Brookfield. The registration rights agreement provides for demand rights and customary piggyback registration rights. Pursuant to the registration rights agreement, we are obligated to file a resale shelf registration statement with the SEC upon the request of Brookfield.

Office Leases with Brookfield

Upon our spin-off from GGP in January 2012, we assumed a ten-year lease agreement with Brookfield, as landlord, for our corporate office in New York City. Costs associated with the office lease for the year ended December 31, 2013 were approximately $1.1 million.

In 2012, we entered into a five-year lease agreement with a Brookfield subsidiary, as landlord, for office space for our regional office in Dallas, Texas. The lease commenced in October 2012 with no payments due for the first 12 months. In April 2013, we amended the lease and expanded its current space. Costs associated with the office lease for the year ended December 31, 2013 were approximately $0.03 million. Effective December 30, 2013, the Brookfield subsidiary sold the office building in which the office space is located to a third party.

Subordinated Credit Facility with Brookfield

In January 2012, we entered into a credit agreement with a wholly owned subsidiary of Brookfield, as lender, for a $100.0 million revolving subordinated credit facility. We paid a one-time upfront fee of $0.5 million related to this facility in 2012. In addition, we were required to pay a semi-annual revolving credit fee of $0.3 million related to this facility. For the year ended December 31, 2013, costs associated with the revolving subordinated credit facility were approximately $0.5 million. On November 22, 2013, in conjunction with our entrance into the $510.0 million secured credit facility, the revolving subordinated credit facility was terminated.

Business Infrastructure Costs

Upon our spin-off from GGP in January 2012, we commenced the development of our information technology platform. The development of this platform requires us to purchase, design and create various information technology applications and infrastructure. Brookfield Corporate Operations, LLC (“BCO”) has been engaged to assist in the project development and procure the various applications and infrastructure of the Company. During the year ended December 31, 2013, we incurred approximately $2.8 million of infrastructure costs pursuant to this engagement.

Financial Service Center

In 2013, we engaged BCO’s financial service center to manage certain of our administrative services, such as accounts payable and receivable, employee expenses, lease administration and other similar types of services. During 2013, approximately $1.2 million of costs were incurred under such arrangement. We were also required to pay a monthly information technology services fee to BCO. During the year ended December 31, 2013, approximately $2.0 million in costs were incurred under such arrangement.

Demand Deposit from Brookfield US Holdings Inc.

In August 2012, we entered into an agreement with Brookfield U.S. Holdings Inc. ("U.S. Holdings") to place funds into an interest bearing account which earns interest at LIBOR plus 1.05% per annum. The demand deposit is secured by a note from U.S. Holdings and guaranteed by Brookfield Asset Management Inc. The demand deposit had an original maturity of February 14, 2013 and was originally extended to August 14, 2013. In August 2013, we further extended the term of the demand deposit to February 14, 2014. However, we may demand the funds earlier by providing U.S. Holdings with three days notice. We earned approximately $0.5 million in interest income for the year ended December 31, 2013. As of December 31, 2013, the Company had no outstanding deposit with U.S. Holdings.

Related Person Transactions Policy

We have adopted a written policy relating to the approval of related person transactions. Our Audit Committee will review and approve all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than to the extent they are compensatory and dealt with by the compensation committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

As set forth in the related person transactions policy, in the course of its review and approval of a related person transaction, the Audit Committee will consider:

•	whether the transaction is in, or not inconsistent with, our best interests;

•	the position within or relationship of the related person with us;

•	the materiality of the transaction to the related person and us;

•	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; and

•	whether the term of the transaction does not exceed one year or the agreement reflecting the related person transaction is terminable by us in our sole discretion upon reasonable notice.

If a transaction under review involves a member of the Audit Committee who is a related person, the transaction must be approved by a majority of the disinterested members of the Audit Committee.

PROPOSAL 2-RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors and its Audit Committee recommend a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated and combined financial statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013	2012
Audit fees	$875,000	$700,000
Audit-related fees	110,000	—
Tax fees	—	—
All other fees	—	—
Total fees	$985,000	$700,000

Audit Fees. With regard to the years ended December 31, 2013 and 2012, consists principally of the audit of the Company’s consolidated and combined financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly consolidated and combined financial statements and audits of the Company’s subsidiaries required by statute or otherwise and reviews of other filings or registration statements under the Securities Act of 1933 and Securities Act of 1934 during those fiscal years.

Audit-Related Fees. With regard to the year ended December 31, 2013, consists principally of fees related to the audits completed under Rule 3-14 of Regulation S-X for our acquisitions.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of our independent registered public accounting firm and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

According to its charter, the Audit Committee is responsible for pre-approving all audit and non-audit services provided to the Company by its independent registered public accounting firm.

PROPOSAL 3-ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. More than 97% of the votes cast at our 2013 annual meeting of stockholders were for the approval of the compensation of our named executive officers. At the 2013 annual meeting, we also asked our stockholders to indicate if we should hold an advisory vote to approve the compensation of our named executive officers every one, two or three years. Because our stockholders voted in favor of an annual advisory vote, we are again asking our stockholders to approve the compensation of our named executive officers, as disclosed in this proxy statement. We expect to hold this vote on an annual basis for the foreseeable future. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the section of this proxy statement entitled “COMPENSATION DISCUSSION AND ANALYSIS,” we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of Rouse Properties, Inc.’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

PROPOSAL 4-APPROVAL OF THE ROUSE PROPERTIES, INC. EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve the newly created Rouse Properties, Inc. Employee Stock Purchase Plan (the “Plan”), which has been adopted by the Board of Directors, subject to stockholder approval.
Purpose of the Plan
The purpose of the Plan is to offer employees an opportunity to purchase stock directly from the Company at a discounted price and to align their interests with those of stockholders. The Plan will broaden employee access to Company stock by offering employees the opportunity to purchase shares of stock through convenient payroll deductions.
Summary of the Plan
The Plan provides employees with the opportunity to accumulate payroll deductions during quarterly offering periods, which will be used to purchase Company stock at the end of each offering period. The initial purchase price will be equal to 95% of the fair market value of a share of Company stock on the last day of the offering period. The purchase of stock during any offering will be subject to limits imposed by Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Plan.
The following is a summary of the material terms of the Plan and is qualified in its entirety by reference to the full text of the Plan attached to this proxy statement as Appendix A. Please refer to Appendix A for a more complete description of the terms of the Plan.
Eligibility
All employees of the Company and its participating subsidiaries (current, approximately 280 people) will be eligible to participate in the Plan, except for part-time employees who work less than 20 hours per week and temporary employees who work less than five months per year. A new hire will be eligible to enroll during the next enrollment window following his or her date of hire. A terminating employee will generally be withdrawn from the plan and refunded any contributions made as of his or her date of termination.
Offering Periods
The first offering period will commence on July 1, 2014 and will have a three-month duration, closing on September 30, 2014. Subsequent non-overlapping offering periods will follow every three months, with stock purchases occurring at the end of each offering. The Committee has the authority to change the timing and duration of future offering periods.
Participation
Eligible employees may elect to participate in the plan by making an election to contribute a percentage of their after-tax compensation through payroll deduction. Elections must be made in whole percents, with a minimum of 1% and a maximum of 20%. The contribution election will generally be taken during an enrollment period in the month preceding the opening of the offering period. Contribution elections will be maintained for future offerings unless the employee elects to change the rate of contribution during an enrollment period or elects to withdraw from the plan. Increases to the contribution rate, or decreases to the contribution rate (other than to suspend future contributions) are not permitted outside of enrollment windows.
Employees who take hardship withdrawals from the 401(k) will have payroll contributions suspended until the enrollment period beginning at least six months following the date of the hardship withdrawal.
Eligible Compensation
Compensation under the Plan is defined as all base straight time salary and wages, payments for overtime and shift premiums, but excludes all other forms of compensation. Cash-based incentive compensation and sales commissions are excluded from compensation under the Plan.
Participant Accounts
Unfunded accounts will be established for each participant to accumulate payroll deductions. No interest will accrue on a participant’s payroll deductions or any other amount credited to the account. Participants will be provided with information related to account activity, including balances, payroll deductions, purchase prices and shares purchased.

Purchase of Common Stock
At the end of an offering period, the balance of each participant’s account will be used to purchase full shares of Company stock, subject to a limit of 1,000 shares in any single offering period. The initial purchase price will be equal to 95% of the fair market value of a share of Company stock on the last day of the offering period, unless the Compensation Committee modifies the purchase price prior to the first day of the applicable offering period. In no event, however, will the purchase price be less than 85% of the fair market value of a share of Company stock at the beginning of the offering period or the end of the offering period, whichever is less, and the purchase of stock during any offering will be subject to limits imposed by Section 423 of the Code. Fractional shares may not be purchased, and any remaining contributions that are not sufficient to purchase a full share will be retained in the participant’s account for the subsequent offering period.
No employee will be authorized to purchase common stock through the Plan if, immediately after the purchase, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any subsidiary. In addition, no participant will be entitled to purchase stock under the Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any participating subsidiary, exceeds $25,000 in fair market value, determined as of the grant date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the participant under any such plans is outstanding at any time.
Shares of stock will be issued to participants as promptly as administratively feasible after each purchase date.
Transferability
Shares purchased by participants under the Plan will be held in a brokerage account established for the benefit of each participant. Shares may not be transferred out of a participant’s account until the later of (i) two years from the beginning of the applicable offering period and (ii) one year from the applicable purchase date. However, shares may be sold during this period.
Withdrawal and Termination of Employment
During an offering period, an employee may elect to reduce his or her contribution to 0% or may elect to fully withdraw from the Plan at any time up to 30 days prior to the end of the offering period. If a participant requests to withdraw from the Plan, contributions made during the current offering period will be refunded in full. Partial withdrawals are not permitted.

Upon termination of a participant’s employment for any reason more than 30 days prior to the purchase date, the employee will be withdrawn from the Plan and contributions will be refunded. The purchase will proceed for participants who terminate within 30 days prior to the purchase date.
Authorized Shares
The maximum number of shares of Company common stock that may be purchased under the Plan will be 500,000 shares, subject to adjustment as described in the plan document. The participant shall have no interest or voting rights in shares covered by the Plan unless and until shares are issued following a purchase.
Administration
The Plan will be administered by the Compensation Committee. Subject to the terms of the Plan, the Compensation Committee shall have the power to construe the provisions of the Plan, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for administering the Plan as the Compensation Committee deems desirable. The Compensation Committee may delegate to any committee, person (whether or not an employee of the Company or a participating subsidiary) or entity any of its responsibilities or duties hereunder.
Federal Tax Consequences
The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the Code, no taxable income is recognized by the participant with respect to shares purchased under the Plan either at the time of enrollment or at any purchase date within an offering period.
If the participant disposes of shares purchased pursuant to the Plan more than two years from the applicable grant date, or more than one year from the applicable purchase date if later, the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the time of disposition over the purchase price, or (ii) 15% of the fair market value of the shares on the grant date. Any gain on the disposition in excess of the amount treated as ordinary income will be capital gain. The Company is not entitled to take a deduction for the amount of the discount in the circumstances indicated above.
If the participant disposes of shares purchased pursuant to the Plan within two years after the grant date or one year after the purchase date, if later, the employee will recognize ordinary income on the excess of the fair market value of the stock on the purchase date over the purchase price. Any difference between the sale price of the shares and the fair market value on the purchase date will be capital gain or loss. The Company is entitled to a deduction from income equal to the amount the employee is required to report as ordinary compensation income.
The federal income tax rules relating to employee stock purchase plans qualifying under Section 423 of the Code are complex. Therefore, the foregoing outline is intended to summarize only certain major federal income tax rules concerning qualified employee stock purchase plans.
New Plan Benefits
The amounts of future purchases under the Plan are not determinable because participation is voluntary, plan contributions are discretionary, and benefits are based on future prices of Company common stock.
The Board of Directors recommends a vote FOR approval of the Rouse Properties, Inc. Employee Stock Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 regarding the number of shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders - stock options	2,579,171	$15.14	—
Equity compensation plans approved by security holders - restricted stock units	278,617	—	—
Subtotal - Equity compensation plans approved by security holders	2,857,788	$15.14	1,848,300
Equity compensation plans not approved by security holders	—	—	—
Total	2,857,788	$15.14	1,848,300

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated and combined financial statements for the year ended December 31, 2013. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed under applicable accounting standards. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated and combined financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Michael Hegarty, Chair
Christopher Haley
David Kruth

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the annual meeting of stockholders. If any other matter shall properly come before the annual meeting, including a question of adjourning or postponing the meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2013 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2015 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by us at 1114 Avenue of the Americas, Suite 2800, New York, New York 10036, Attention of Susan Elman, Secretary, no later than November 28, 2014, unless the date of our 2015 annual meeting is more than 30 days before or after May 9, 2015, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2015 annual meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by stockholders for consideration at our 2015 annual meeting but not for inclusion in our proxy statement for such annual meeting, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated Bylaws no earlier than the close of business on January 9, 2015 nor later than the close of business on February 8, 2015, unless the date of our 2015 annual meeting is more than 30 days before or 70 days after May 9, 2015, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice must contain the information required by our Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or an Internet proxy) and vote your own shares.

By Order of the Board of Directors,

Andrew Silberfein
President and Chief Executive Officer

March 28, 2014

Appendix A

ROUSE PROPERTIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Effective May 9, 2014)

1.Purpose. The purpose of this Plan is to provide eligible employees of the Company and its Participating Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions or other permitted contributions. Except as provided in Section 27, the Company intends that the Plan will qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code, and accordingly the Plan shall be construed consistently with such intent.

2.	Definitions.

2.1“Account” shall mean each separate account maintained for a Participant under the Plan, collectively or singly as the context requires. Each Account shall be credited with a Participant’s contributions, and shall be charged for the purchase of Common Stock. A Participant shall be fully vested in his or her Account at all times. The Committee may create special types of Accounts and subaccounts for administrative reasons.

2.2“Board” shall mean the Board of Directors of the Company.

2.3“Code” shall mean the Internal Revenue Code of 1986, as amended.

2.4“Committee” shall mean the Compensation Committee of the Board, or any person or committee authorized by the Compensation Committee to administer the Plan pursuant to Section 16.

2.5“Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.6“Company” shall mean Rouse Properties, Inc., a Delaware corporation.

2.7“Compensation” shall mean all base straight time salary and wages, payments for overtime and shift premiums, but excluding all other forms of compensation, such as annual incentives, commissions and bonuses.

2.8“Employee” shall mean an individual who renders services to the Company or to a Participating Subsidiary pursuant to an employment relationship with such employer. A person rendering services to the Company or to a Participating Subsidiary purportedly as an independent consultant or contractor, a leased employee or a temporary worker engaged through an employment agency shall not be an Employee for purposes of the Plan.

2.9 “Enrollment Period” shall mean the period prescribed by the Committee preceding an Offering Period during which the Participant may elect to participate in such Offering Period.

2.10“Fair Market Value” of a share of Common Stock on a given day shall be the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange (or such other exchange on which shares of Common Stock are listed) on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported.

2.11“Grant Date” means the first Trading Day of each Offering Period, as determined by the Committee and announced to eligible Employees.

2.12“Offering Period” means the three consecutive month period commencing on each Grant Date; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter or longer Offering Period, not to exceed 27 months in duration.

2.13“Participant” shall mean an Employee who is participating in this Plan by meeting the eligibility requirements of Section 3 and electing to participate in the Plan in accordance with procedures prescribed by the Company.

2.14“Participating Subsidiary” shall mean each Subsidiary of the Company that the Committee designates to participate in the Plan from time to time.

2.15 “Plan” shall mean this Rouse Properties, Inc. Employee Stock Purchase Plan, as amended from time to time.
2.16“Purchase Date” shall mean the last Trading Day of each Offering Period.

2.17“Purchase Price” shall mean an amount equal to 95% of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, however, that the Committee may modify the manner in which the Purchase Price is determined by notifying Participants of such modification prior to the beginning of the Offering Period to which such modification relates, and provided that in no event shall such per share Purchase Price be less than the lesser of 85% of the Fair Market Value of a share of Common Stock (i) on the Grant Date or (ii) on the Purchase Date.

2.18“Reserves” shall mean the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet purchased pursuant to the Plan.

2.19“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

2.20“Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.Eligibility.

3.1    An Employee shall become eligible to participate in the Plan as of the first Grant Date on which he or she first meets all of the following requirements:

3.1.1.    The Employee’s customary period of employment with the Company or a Participating Subsidiary is for twenty (20) or more hours per week; and

3.1.2.    The Employee’s customary period of employment with the Company or a Participating Subsidiary is for more than five (5) months in any calendar year.

3.2    Notwithstanding any provisions of the Plan to the contrary, (i) no Employee shall be granted an option under the Plan if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any Subsidiary, and (ii) no Participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Participating Subsidiary, exceeds $25,000 in Fair Market Value, determined as of the Grant Date (or such other limit as may be imposed by the Code) for each calendar year in which any option granted to the Participant under any such plans is outstanding at any time.

3.3    For purposes of the Plan, eligibility shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or the Participating Subsidiary, to the extent permitted under Section 423 of the Code.

4.Offering Periods. The Plan shall be implemented by consecutive Offering Periods, each beginning on a Grant Date specified by the Committee, until suspended or terminated in accordance with Section 19 hereof. The Committee shall have the power to change the duration of Offering Periods (including the Grant Dates applicable thereto) with respect to future offerings without shareholder approval if Participants are notified of such change prior to the scheduled Grant Date.

5.Participation.

5.1    An eligible Employee may become a Participant in the Plan by making an election, in the manner prescribed by the Company and during the applicable Enrollment Period, to contribute a percentage of such Employee’s Compensation to his or her Account through payroll deductions or other contributions permitted by the Committee.

5.2    Payroll deductions for a Participant with respect to an Offering Period shall commence on the first pay date in the applicable Offering Period and shall end on the last pay date in such Offering Period unless sooner terminated by the Participant as provided in Section 10 hereof.

6.Payroll Deductions.

6.1    At the time a Participant elects to participate in the Plan with respect to an Offering Period, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount, designated as a whole percentage not exceeding 20%, of the Compensation which he or she receives on each payday during the Offering Period. During the Enrollment Period and in accordance with procedures prescribed by the Company, the Participant may increase or decrease the rate of his or her payroll deductions for the Offering Period commencing immediately following the end of such Enrollment Period. During an Offering Period, a Participant may reduce his or her payroll deductions to 0%, but otherwise may not increase or decrease his or her payroll deductions applicable to such Offering Period. Except for reductions in payroll deductions to 0%, as provided in this Section 6.1, or a Participant’s discontinuation of participation in accordance with Section 10 hereof, the latest payroll deduction election made by the Participant during an Enrollment Period shall remain in effect through the duration of the following Offering Period. The maximum number of Shares that can be purchased by a Participant during an Offering Period shall not exceed 1,000. Subject to the limitations set forth herein, the Committee may allow Participants to make contributions under the Plan in a form other than payroll deductions if  payroll deductions are not permitted under applicable local law and, with respect to an offering intended to comply with Section 423 of the Code, the Committee determines that such other contributions are permissible under Section 423 of the Code.

6.2    All payroll deductions and other permitted contributions made by a Participant shall be credited to his or her Account under the Plan. A Participant may not make any contributions or payments to such Account other than through payroll deductions except to the extent expressly permitted by the Committee.

6.3    A Participant’s election under the Plan which is in effect as of the last day of an Offering Period shall continue in effect for the next following Offering Period unless the Participant affirmatively increases or decreases the rate of his or her payroll deductions or other permitted contributions for such subsequent Offering Period pursuant to Section 6.1 or terminates his or her participation for such Offering Period pursuant to Section 10.

6.4    Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3.2 hereof, a Participant’s payroll deductions or other permitted contributions may be suspended at any time during any Offering Period. In such case, payroll deductions or other permitted contributions for the next following Offering Period in which the Participant complies with Section 423(b)(8) of the Code and Section 3.2 hereof, shall resume at the rate most recently elected by such Participant, unless changed by the Participant with respect to such Offering Period pursuant to Section 6.1 or terminated by the Participant pursuant to Section 10.

6.5    If a Participant makes a hardship withdrawal from any retirement plan with a cash or deferred arrangement qualified under Section 401(k) of the Code, which plan is sponsored or participated in by the Participant’s employer, such Participant’s payroll deductions or other permitted contributions under the Plan shall be automatically suspended until the Grant Date that begins at least six months after the date of such hardship withdrawal.  The balance of such Participant’s Account shall be applied to purchase shares of Common Stock on the next Purchase Date, except to the extent the participant elects to receive the cash credited to his or her Account in accordance with Section 10.1.  After the expiration of such suspension, the Participant may resume his or her payroll deductions or other permitted contributions in accordance with this Section 6.

6.6    At the time Common Stock is purchased under the Plan pursuant to the exercise of an option, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock acquired upon the exercise of an option. At any time, the Company may, but will not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefit attributable to the sale or early disposition of Common Stock by the Participant.

7.Option to Purchase Common Stock. On the Grant Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Purchase Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Common Stock determined by dividing such Employee’s payroll deductions and other permitted contributions accumulated during such Offering Period and retained in the Participant’s Account as of the Purchase Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3.2, 6.1 and 12 hereof. The purchase of Common Stock shall occur as provided in Section 8, unless the Participant has withdrawn from the Plan pursuant to Section 10, and the option shall expire on the last day of the Offering Period.

8.Purchase of Common Stock. Unless a Participant withdraws from the Plan as provided in Section 10.1 below, his or her option for the purchase of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to the option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions and other permitted contributions in his or her Account. No fractional shares of Common Stock shall be purchased, and any payroll deductions or other permitted contributions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. Any other monies left over in a Participant’s Account after the Purchase Date shall be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

9.Issuance or Transfer of Shares. As promptly as practicable after each Purchase Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the Participant to a brokerage account established for the Participant at a Company-designated brokerage firm (a “Brokerage Account”). The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the Brokerage Account until the later of the following two periods: (i) the end of the two-year period measured from the Grant Date for the Offering Period in which the shares were purchased and (ii) the end of the one-year period measured from the Purchase Date for that Offering Period. Such limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms. The foregoing procedures shall not limit in any way the Participant’s right to sell or dispose of the shares deposited to his or her Brokerage Account. Such procedures are designed solely to ensure that any sale of shares prior to the satisfaction of the required holding period is made through the Brokerage Account. However, shares may not be transferred (either electronically or in certificate form) from the Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period. The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

10.Withdrawal; Termination of Employment.

10.1    During an Offering Period, a Participant may withdraw all but not less than all of the payroll deductions and other contributions credited to his or her Account and not yet used to purchase shares of Common Stock under the Plan by making a withdrawal election in the manner prescribed by the Company; provided, however, that except as provided for in Section 18.3, a Participant may not make such withdrawal election later than 30 days prior to the applicable Purchase Date. Except as provided for in the foregoing sentence, any such withdrawal election shall take effect as soon as administratively practicable after the date of such election. All of the Participant’s payroll deductions and other permitted contributions credited to his or her Account shall be paid to such Participant as soon as administratively practicable after the date of a withdrawal election and such Participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions or other contributions for the purchase of shares shall be made during the Offering Period. If a Participant withdraws from an Offering Period, payroll deductions or other permitted contributions shall not resume at the beginning of the succeeding Offering Period unless the Participant makes a new enrollment election pursuant to Section 5 of the Plan.

10.2    Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer eligible to participate in the Plan pursuant to Section 3.1, which in either case occurs at least 30 days prior to a Purchase Date, the Participant will be deemed to have elected to withdraw from the Plan and the payroll deductions and other permitted contributions credited to such Participant’s Account shall be returned to the Participant or, in the case of death, to the persons entitled thereto under Section 14, and such Participant’s option shall be automatically terminated. If such termination of employment or change in employment status occurs less than 30 days prior to the Purchase Date, the Participant’s accumulated payroll deductions and other permitted contributions shall remain in the Participant’s Account and shall be applied to purchase shares of Common Stock on the next Purchase Date.

11.Interest. No interest shall accrue on the payroll deductions or other permitted contributions of a Participant in the Plan or on any other amount credited to a Participant’s Account.

12.Stock.

12.1    The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18. If on a given Purchase Date the number of shares of Common Stock eligible to be purchased exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

12.2    The Participant shall have no interest or voting right in shares covered by his or her option until such shares of Common Stock have been purchased and are issued to the Participant.

12.3    Subject to Section 9, Common Stock to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

13.Administrative Body. The Plan shall be administered by the Committee. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising hereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable. The Committee may delegate to any committee, person (whether or not an employee of the Company or a Participating Subsidiary) or entity any of its responsibilities or duties hereunder.

14.Payment Upon Participant’s Death. To the extent permitted by the Committee, a Participant may designate a beneficiary who is to receive any shares of Common Stock, payroll deductions or other permitted contributions, if any, in the Participant’s Account in the event of such Participant’s death. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee. If no properly designated beneficiary survives the Participant, the shares of Common Stock, payroll deductions and other permitted contributions, if any, shall be distributed to the Participant’s estate.

15.Transferability. Neither payroll deductions or other permitted contributions credited to a Participant’s Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void ab initio and without effect.

16.Use of Funds. All payroll deductions and other permitted contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be obligated to segregate such payroll deductions or contributions.

17.Account Information. Individual Accounts shall be maintained for each Participant in the Plan. The Company shall make available to each Participant information relating to the activity of such Participant’s Account, including the amounts of payroll deductions or other permitted contributions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any, with respect to such Account.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

18.1    Changes in Capitalization. Subject to any required action by the shareholders of the Company, in connection with the occurrence of an Equity Restructuring, the Reserves, the number and type of securities subject to each outstanding option and the Purchase Price thereof shall be equitably adjusted. Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its stockholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding options.

18.2    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

18.3    Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”) or to cancel each outstanding option and refund all sums collected from Participants during the Offering Period then in progress. If the Board or Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify each Participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for such Participant’s option has been changed to the New Purchase Date and that such Participant’s option will be exercised automatically on the New Purchase Date, unless prior to such date such Participant has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

19.Amendment or Termination.

19.1    General. The Board or Committee may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, including Sections 18 and 19, no amendment or termination may make any change in any option theretofore granted which adversely affects the rights of any Participant.

19.2    Amendments Not Requiring Consent or Approval. Without shareholder consent and without regard to whether any Participant’s rights may be considered to have been “adversely affected,” the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan.

19.3    Amendments to Comply with Law. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Section 423 of the Code, or any successor rule or statute, or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such manner and to such a degree as is required by applicable law, rule or regulation.

20.Notice of Disposition. Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Grant Date or within one (1) year from the Purchase Date on which such shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

21.No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any Employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such Employee's employment.

22.Equal Rights And Privileges. All Employees who participate in an Offering Period shall have the same rights and privileges with respect to the offering under such Offering Period except for differences which may be mandated by local law and which are consistent with Section 423(b)(5) of the Code; provided, however, that Employees participating in a subplan adopted pursuant to Section 27 which is not designed to qualify under Section 423 of the Code need not have the same rights and privileges as Employees participating in the Plan generally. The Board or the Committee may impose restrictions on eligibility and participation of Employees who are officers and directors to facilitate compliance with federal or state securities laws or foreign laws.

23.Notices. All notices or other communications by a Participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

24.Conditions Upon Issuance of Shares of Common Stock. Common Stock shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the

Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
As a condition to the purchase of Common Stock, the Company may require the person purchasing such Common Stock to represent and warrant at the time of any such purchase that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
25.    Term of Plan.
25.1The Plan shall become effective as of May 9, 2014, subject to approval by the shareholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

25.2Notwithstanding the above, the Plan is expressly made subject to the approval of the shareholders of the Company within 12 months after the date the Plan is adopted by the Board. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. If the Plan is not so approved by the shareholders within 12 months after the date the Plan is adopted, this Plan shall not come into effect.

26.Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware..

27.Non-U.S. Participants. To the extent permitted under Section 423 of the Code, without the amendment of the Plan, the Company may provide for the participation in the Plan by Employees who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in the Plan as may in the judgment of the Company be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Company may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or the Participating Subsidiaries operate or have employees. Each subplan shall constitute a separate “offering” under this Plan in accordance with Treas. Reg. §1.423-2(a), and may contain terms that do not satisfy the requirements of Section 423 of the Code.

ROUSE PROPERTIES

ROUSE PROPERTIES, INC.
1114 AVENUE OF THE AMERICAS
SUITE 2800
NY, NY 10036-7703

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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1
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

01 Mr. Jeffrey Blidner
02 Mr. Richard Clark
03 Mr. Christopher Haley
04 Mr. Michael Hegarty
05 Mr. Brian Kingston
06 Mr. David Kruth
07 Mr. Michael Mullen
08 Mr. Andrew Silberfein

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: If any other matters properly come before the meeting or any adjournment or postponement thereof, the proxies named herein will vote in their discretion on such matters.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000203982_1 R1.0.0.51160

ROUSEPROPERTIES

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .

ROUSE PROPERTIES, INC.
Annual Meeting of Shareholders
May 9, 2014 2:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Susan Elman and John Wain, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ROUSE PROPERTIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 2:00 PM, local time on May 9, 2014, at the Offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000203982_2 R1.0.0.51160